INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Kingstone Companies, Inc. on Form S-3 (No. 333-278539) and Form S-8 (No. 333-207986, No. 333-245013, No. 333-258877, No. 333-274008 and No. 333-281544) of our report dated March 18, 2025, with respect to our audits of the consolidated financial statements of Kingstone Companies, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended, which report is included in this Annual Report on Form 10-K of Kingstone Companies, Inc. for the year ended December 31, 2024.

Marcum llp
Hartford, CT
March 18, 2025